`Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2026 with respect to the financial statements of Lite Strategy, Inc. included in the Annual Report on Form 10-K of Lite Strategy, Inc. for the year ended June 30, 2026.

/s/ CBIZ CPAs P.C.

Costa Mesa, California

September 28, 2026